Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

October 2015 Performance Update

Equinox Frontier Funds Supplement Dated October 31, 2015 to Prospectus Dated April 30, 2015.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

October performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	October 31, 2015 MTD	October 31, 2015 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	-3.51%	-0.18%	$112.89
Equinox Frontier Long/Short Commodity Fund-1a	-7.31%	-9.89%	$91.11
Equinox Frontier Masters Fund-1	-4.93%	-7.61%	$107.73

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of October 31, 2015. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(143,466.47)
Unrealized trading gain (loss)	(259,234.23)
Less: Commissions	(16,557.33)
Less: Trading Fee paid to Managing Owner	(25,263.71)
Interest income	10,426.74

Total Income	(434,095.00)
EXPENSES
Broker service fees	21,317.05
Incentive fees	3,060.66
Management fees	19,624.71

Total Expenses	44,002.42

Net Income (Loss)	$(478,097.42)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	116,925.28290	$13,680,286.10	$117.00
Current month additions	525.80466	61,442.79
Current month redemptions	(9,567.89419)	(1,084,616.42)
Net income (loss) for current month		(478,097.42)	(4.11)

Net asset value, end of current month	107,883.19337	$12,179,015.05	$112.89

Monthly rate of return			-3.51%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(19,028.79)
Unrealized trading gain (loss)	(283,206.60)
Less: Commissions	(6,560.42)
Less: Trading Fee paid to Managing Owner	(8,364.26)
Interest income	3,254.05

Total Income	(313,906.02)
EXPENSES
Broker service fees	7,057.46
Incentive fees	0.00
Management fees	11,170.01

Total Expenses	18,227.47

Net Income (Loss)	$(332,133.49)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	46,297.32172	$4,551,060.52	$98.30
Current month additions	155.46634	15,000.00
Current month redemptions	(500.29568)	(47,019.20)
Net income (loss) for current month		(332,133.49)	(7.19)

Net asset value, end of current month	45,952.49238	$4,186,907.83	$91.11

Monthly rate of return			-7.31%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(87,253.72)
Unrealized trading gain (loss)	(293,762.87)
Less: Commissions	(9,589.05)
Less: Trading Fee paid to Managing Owner	(16,654.55)
Interest income	7,198.73

Total Income	(400,061.46)
EXPENSES
Broker service fees	14,052.57
Incentive fees	0.00
Management fees	20,682.40

Total Expenses	34,734.97

Net Income (Loss)	$(434,796.43)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	77,630.16651	$8,796,202.93	$113.31
Current month additions	4,842.69630	523,979.05
Current month redemptions	(1,335.25392)	(144,619.92)
Net income (loss) for current month		(434,796.43)	(5.58)

Net asset value, end of current month	81,137.60889	$8,740,765.63	$107.73

Monthly rate of return			-4.93%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(601,277.68)
Unrealized trading gain (loss)	(1,069,198.85)
Less: Commissions	(69,840.27)
Less: Trading Fee paid to Managing Owner	(106,557.79)
Interest income	43,933.48

Total Income	(1,802,941.11)
EXPENSES
Trading fees	0.00
Broker service fees	28,024.96
Incentive fees	11,592.70
Management fees	82,721.42

Total Expenses	122,339.08

Net Income (Loss)	$(1,925,280.19)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	451,330.43026	$56,609,657.68	$125.43
Current month additions	3,046.32980	377,449.37
Current month redemptions	(10,713.74529)	(1,223,371.85)
Net income (loss) for current month		(1,925,280.19)	(4.08)

Net asset value, end of current month	443,663.01477	$53,838,455.01	$121.35

Monthly rate of return			-3.25%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(59,114.50)
Unrealized trading gain (loss)	(879,009.85)
Less: Commissions	(20,354.83)
Less: Trading Fee paid to Managing Owner	(16,734.07)
Interest income	10,094.23

Total Income	(965,119.02)
EXPENSES
Trading fees	0.00
Broker service fees	7,321.74
Incentive fees	0.00
Management fees	47,000.23

Total Expenses	54,321.97

Net Income (Loss)	$(1,019,440.99)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	120,487.51979	$14,131,963.93	$117.29
Current month additions	155.46634	15,000.00
Current month redemptions	(1,485.20614)	(154,039.67)
Net income (loss) for current month		(1,019,440.99)	(8.41)

Net asset value, end of current month	119,157.77999	$12,973,483.27	$108.88

Monthly rate of return			-7.17%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(231,345.02)
Unrealized trading gain (loss)	(766,993.28)
Less: Commissions	(25,044.94)
Less: Trading Fee paid to Managing Owner	(43,489.39)
Interest income	18,803.18

Total Income	(1,048,069.45)
EXPENSES
Trading fees	0.00
Broker service fees	15,689.33
Incentive fees	0.00
Management fees	54,021.40

Total Expenses	69,710.73

Net Income (Loss)	$(1,117,780.18)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	195,407.40820	$23,223,695.76	$118.85
Current month additions	5,595.86283	608,679.83
Current month redemptions	(2,994.67254)	(339,506.76)
Net income (loss) for current month		(1,117,780.18)	(5.85)

Net asset value, end of current month	198,008.59849	$22,375,088.65	$113.00

Monthly rate of return			-4.92%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND